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                                                                    EXHIBIT 8(E)
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March 9, 1999


Franklin Templeton Services, Inc.
777 Mariners Island Blvd.
San Mateo, CA 94404

Re:  Administrative Services Agreement

Gentlemen:

This letter sets forth the agreement (the "Agreement") between American General Life Insurance Company (the "Company") and Franklin Templeton Services, Inc. (the "Fund Administrator") concerning certain administrative services with respect to the series (each a "Fund") of Templeton Variable Products Series Fund (the "Trust"), as specified in the Participation Agreement identified below, as of April 1, 1999.

     1. Administrative Services and Expenses. Administrative services for the
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Company's Separate Accounts (the "Accounts") with respect to their ongoing investments in the Funds pursuant to the Fund Participation Agreement, as amended from time to time, among the Company, the Trust, and Franklin Templeton Distributors, Inc. (the "Underwriter"), among others, dated April 1, 1999 (the "Participation Agreement"), and administrative services for purchasers of variable life and annuity contracts (the "Contracts") issued through the Accounts, are and shall be the responsibility of the Company. Administrative services for the Funds in which the Account invests, and for purchasers of shares of the Funds, are and shall be the responsibility of the Fund Administrator or its affiliates. The administrative and other services provided by the Company that are subject to this letter agreement are set forth in Schedule A hereto.

     2. Administrative Expense Payments. The Fund Administrator recognizes the
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Company, on behalf of the Accounts, as the shareholder of shares of the Funds purchased under the Participation Agreement on behalf of the Accounts. The Fund Administrator further recognizes that it will derive a substantial administrative convenience by virtue of having the Company be the shareholder of record of shares of the Funds purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. The Fund Administrator recognizes that the Company will provide administrative services necessary to facilitate investment in the Funds.
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In consideration of the administrative services provided by the Company and the administrative convenience resulting to the Fund Administrator described above, the Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to ten (10) basis points (0.10%) per year applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts.

The Fund Administrator will calculate and pay the Company its fee within thirty
(30) days after the end of the three-month periods ending in January, April, July and November. Such payment will be by wire transfer unless the amount thereof is less than $500. Wire transfers will be sent to the bank account and in the manner specified by the Company. Such wire transfer will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 shall be paid by check or by another method acceptable to both parties. The Fund Administrator will not adjust the amount of any payment to correct errors or for any other reason, unless the Company notifies the Fund Administrator in writing of its request for an adjustment within thirty (30) days after receipt of the payment.

The Company acknowledges that the rate and amount of payments to be made to Company under this Paragraph 2 are proprietary and confidential information of the Fund Administrator and its affiliates, and that disclosure of this information to third parties may cause damage to Fund Administrator or its affiliates. The Company agrees to take any and all reasonable actions to limit disclosure of this information to only those of its employees, officers, consultants and agents who need the information in order to perform their duties, and to notify such persons of the terms of this paragraph. With respect to individuals who have confidential information at the date of this Agreement, the Company shall have satisfied its obligation under this paragraph by disseminating written notice of this paragraph to individuals who are likely to have had access to this information, as determined by the Company's management in its sole discretion. In the event any other party seeks to compel disclosure of confidential information through judicial or administrative process, then the Company shall promptly give Fund Administrator written notice of such demand and, if requested by Fund Administrator, shall cooperate in Fund Administrator's efforts to challenge or limit any such disclosure. Violation of the confidentiality provision of Paragraph 2 shall be grounds for immediate termination of the Agreement by the Fund Administrator in its sole discretion. Nothing in this Agreement shall prevent the Company from disclosing the existence of this Agreement or similar agreements in the Contracts' prospectuses or elsewhere.

     3. Nature of Payments. The parties to this letter agreement recognize and
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agree that the Fund Administrator's payments to the Company relates to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of the payments made by the Fund Administrator to the Company pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses incurred by the Company or savings of the Fund Administrator.
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     4. Term. This letter agreement will remain in full force and effect from
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the date of this Agreement specified on page 1, for so long as any assets of the
Funds are attributable to amounts invested by the Account under the Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement. In accordance with the Participation Agreement, the fee described in Paragraph 2, above, will continue to be due and payable with respect to the shares attributable to Contracts existing and in effect on the date this letter agreement is terminated pursuant to Paragraph 5, below.

     5. Termination. This letter agreement may be terminated upon either (1)
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thirty (30) days' written notice from one party to the other; or (2) upon cessation of investment by the Account in the Fund pursuant to the Participation Agreement.

     6. Amendment. This letter agreement may be amended only upon mutual
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agreement of the parties hereto in writing.

     7. Counterparts. This letter agreement may be executed in counterparts,
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each of which will be deemed an original but all of which will together constitute one and the same instrument.

     8. Entire Agreement. This letter agreement, together with the attached
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Schedules or attachments, contains the entire agreement among the parties and supersedes any prior or inconsistent agreements, understandings or arrangements among the parties with respect to the subject matter of this letter agreement, all of which are merged herein.

     9.  Arbitration.  In the event of a dispute concerning any provision of
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this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association. Judgment upon any arbitration award may be entered by any court having jurisdiction. This Agreement shall be interpreted in accordance with the laws of the state of Florida and shall be subject to any applicable federal securities laws.
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If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy.

Very truly yours,
American General Life Insurance Company

By: /S/Don M. Ward
    ---------------------------

Name:  Don M. Ward
     --------------------------

Title: Senior Vice President-Variable Products-Marketing
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ATTEST:

By:/S/ Pauletta P. Cohn
   ----------------------------

Name:  Pauletta P. Cohn
     --------------------------

Title: Secretary
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Acknowledged and Agreed:

FRANKLIN TEMPLETON SERVICES, INC.

By: Deborah R. Gatzek
    ---------------------------

Name: Deborah R. Gatzek
      -------------------------

Title: Senior Vice President and Assistant Secretary
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       Attachment: Schedule A
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                                  SCHEDULE A

     Maintenance of Books and Records
     --------------------------------
         . Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

         . Maintain general ledgers regarding the Accounts' holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

     Communication with the Funds
     ----------------------------
         . Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefor, to the Funds.

         . Coordinate with the Funds' agents respecting daily valuation of the Funds' shares and the Accounts' units.

         .  Purchase Orders
            - Determine net amount available for investment in the Funds.
            - Deposit receipts at the Funds' custodians (generally by wire transfer).
            - Notify the custodians of the estimated amount required to pay dividend or distribution.

         .  Redemption Orders
            - Determine net amount required for redemptions by the
               Funds.
            - Notify the custodian and Funds of cash required to meet
               payments.

         . Purchase and redeem shares of the Funds on behalf of the Account at the then-current price in accordance with the terms of each Fund's then current prospectus.

         . Assist in routing and revising sales and marketing materials to incorporate or reflect the comments made on behalf of the Trust or its underwriter.

         . Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund's shares in order to reduce or eliminate adverse effects on the Fund or its shareholders.

     Processing Distributions from the Funds
     ---------------------------------------
         .  Process ordinary dividends and capital gains.

         .  Reinvest the Funds' distributions.
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     Reports
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        .  Periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales or promotional materials and any other SEC filings with respect to the Accounts invested in the Funds.

        . Periodic information reporting about the Funds, including any necessary delivery of the Funds' prospectus and annual and semi-annual reports to contract owners.

   Fund-related Contract Owner Services
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        .  Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

        . Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

        . Provide information regarding performance of the Funds and the subaccounts of the Accounts.

        . Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Funds pursuant to Fund proxy statements.

     Other Administrative Support
     ----------------------------
         . Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator.

         . Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.